Exhibit 10.1

NII HOLDINGS, INC.

Restricted Stock Unit Agreement

(Non-U.S. Employees - Brazil)

THIS AGREEMENT, dated as of the 21st day of May, 2018, between NII Holdings, Inc., a Delaware corporation (the “Company”), and Roberto Rites (“Participant”), is made pursuant to and subject to the provisions of the NII Holdings, Inc. 2015 Incentive Compensation Plan and any successor plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meaning given them in the Plan.

1.Award of Restricted Stock Units. Pursuant to the Plan, the Company, on May 21, 2018 (the “Award Date”), awarded Participant 388,128 Restricted Stock Units (“Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock or a cash payment as set forth in Section 5 below, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein.

2.Vesting. Subject to Sections 3, 4 and 6 below, Participant will become “Vested” in the Restricted Stock Units as follows: thirty three and one-third percent (33 1/3%) of the Restricted Stock Units shall become Vested as of (i) the Award Date, (ii) May 16, 2019, and (iii) May 16, 2020 (with each such date, a “Vesting Date”), so long as Participant remains in the continuous employ of the Company or any Subsidiary as of each Vesting Date. The period beginning on the Award Date and ending on the final Vesting Date shall be the “Restriction Period.” Any Restricted Stock Units that become Vested pursuant to this Section 2 shall be paid to Participant as specified in Section 5(b)(i) hereof.

3.Death, Disability, Retirement or Termination Without Cause. Section 2 to the contrary notwithstanding, if Participant dies, becomes permanently and totally disabled within the meaning of Code Section 22(e)(3) (“Disabled”) or retires from employment with the Company or any Affiliate at or after age 65 or at an earlier age with the consent of the Committee, in each case prior to the forfeiture of the Restricted Stock Units under Section 6, all Restricted Stock Units that are not then Vested shall become Vested as of the date of Participant’s death, becoming Disabled or retirement. Additionally, if the Participant’s employment with the Company or an Affiliate is terminated by the Company or such Affiliate without Cause and neither the preceding sentence of this Section 3 nor Section 4 applies, a pro-rata portion of the Restricted Stock Units granted pursuant to Section 1 of this Agreement shall become Vested. Such pro-rata portion shall be equal to the product of (i) the number of Restricted Stock Units covered hereby that are not Vested as of the date of termination, multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed from (A) the Award Date, if Participant’s employment with the Company or an Affiliate is terminated by the Company or such Affiliate without Cause prior to the first anniversary of the Award Date, or (B) the anniversary of the Award Date immediately preceding the date of termination, if Participant’s employment with the Company or an Affiliate is terminated by the Company or such Affiliate without Cause on or after the first anniversary of the Award Date, and the denominator of which is (x) 730, if the date of termination occurs prior to the first anniversary of the Award Date, or (y) 365, if the date of termination occurs on or after the first anniversary of the Award Date, but prior to the second anniversary of the Award Date. Any Restricted Stock Units that become Vested pursuant to this Section 3 shall be paid to Participant as specified in Section 5(b)(ii) hereof.

4.Change in Control. Upon a Change in Control, the Restricted Stock Units that are not then Vested shall become Vested if the Restricted Stock Units are not assumed, replaced or converted to an equivalent award by the entity that survives or otherwise results from the Change in Control (the “surviving entity”) (or affiliate thereof) for securities tradable on an established securities market. If the Restricted Stock Units are amended, replaced or converted to an equivalent award by the surviving entity (or an affiliate thereof) for securities tradable on an established securities market (a “Replacement Award”), any such Replacement Award shall be fully Vested in the circumstances described in the first sentence of Section 3 or if, within twelve (12) months after a Change in Control, (a) Participant’s employment with the surviving entity or any affiliate thereof is terminated by the surviving entity or such affiliate thereof without Cause and not in the circumstances described in the following sentence, or (b) Participant voluntarily terminates his or her employment with the surviving entity or any affiliate thereof for Good Reason. Such Replacement Award shall not become Vested if Participant’s employment with the surviving entity or any affiliate is terminated within twelve (12) months after a Change in Control for Cause or because of Participant’s voluntary withdrawal from employment for any reason other than (i) Good Reason or (ii) the circumstances described in the first sentence of Section 3. Any Restricted Stock Units that become Vested pursuant to this Section 4 shall be paid to Participant in accordance with Section 5(b)(iii) or (iv) hereof, as applicable. For the avoidance of doubt, neither any change in the national securities exchange on which the Common Stock is listed, nor the Common Stock ceasing to be listed on a national securities exchange, shall constitute in and of itself a Change in Control.
For purposes of this Agreement, Good Reason shall be defined as one or more of the following conditions arising without Participant’s consent:

(a)	A material reduction in Participant’s authority, duties or responsibilities in effect on the date of the Change in Control;
(b)A material reduction in Participant’s base salary in effect on the date of the Change in Control;
(c)A material reduction in Participant’s target bonus opportunity as compared to Participant’s target bonus opportunity in effect on the date of the Change in Control;
(d)A relocation of Participant’s principal office more than forty (40) miles away from the location of Participant’s principal office on the date of the Change in Control; or
(e)Any other action or inaction that constitutes a material breach by the surviving entity or affiliate thereof of any written agreement under which Participant provides services.

Notwithstanding the foregoing, a condition will not constitute “Good Reason,” unless, prior to Participant’s termination of his or her employment: (1) Participant provides written notice to the Company, Affiliate, surviving entity or affiliate thereof by which he or she is employed of the condition that he or she believes constitutes “Good Reason” within ninety (90) days of the occurrence of the condition, (2) Participant thereafter provides at least thirty (30) days for the Company, Affiliate, such surviving entity or affiliate thereof to cure the condition that he or she believes constitutes “Good Reason,” and (3) if such condition is not cured within such thirty (30) day period, Participant terminates his or her employment not later than ten (10) days after the end of such thirty (30) day period.

5.Settlement of Restricted Stock Units.

(a)    Form of Payment. With respect to any Restricted Stock Units that have Vested under this Agreement, the Company shall, at the discretion of the Committee, either (i) pay to Participant a cash payment equal to the number of shares of Restricted Stock Units that Vested on the applicable vesting date, multiplied by the Fair Market Value of the shares on the vesting date or (ii) issue and deliver to Participant the number of shares of Common Stock equal to the number of Restricted Stock Units that Vested on the applicable vesting date and enter the Participant’s name on the books of the Company as the stockholder of record with respect to the shares of Common Stock delivered to Participant.
(b)    Timing of Payment.
(i)    Payment After a Vesting Date. Subject to Sections 5(b)(ii) and (iii), the Restricted Stock Units that are Vested as of each Vesting Date shall be settled as soon as administratively practicable after the Vesting Date, but in no event later than thirty (30) days following the Vesting Date.
(ii)    Payment After Death, Disability, Retirement or Termination Without Cause. Notwithstanding Section 5(b)(i), if Participant dies, becomes Disabled, or retires during the Restriction Period, or Participant’s employment is terminated by the Company or an Affiliate without Cause as described in Section 3, the Restricted Stock Units that are Vested as of the applicable date shall be settled within thirty (30) days following such date of death, becoming Disabled, retirement or termination of employment. Any payment of Restricted Stock Units to a deceased Participant shall be paid to the estate of Participant, unless Participant has designated a beneficiary to the Company in accordance with its procedures.
(iii)    Change in Control. Notwithstanding Section 5(b)(i), to the extent any Restricted Stock Units are Vested as of a Change in Control, such Vested Restricted Stock Units shall be settled within thirty (30) days of the date of the Change in Control.
(iv)    Payment Following a Change in Control. Notwithstanding Sections 2, 3, 4 and 5(b)(i), if, during the twelve-month period following a Change in Control, the surviving entity terminates Participant’s employment with the surviving entity or an affiliate thereof without Cause or Participant voluntarily terminates his or her employment with the surviving entity or an affiliate thereof for Good Reason, the Restricted Stock Units that are Vested as of the date of such termination of employment shall be shall be settled within thirty (30) days following such date of termination.
6.Forfeiture. All Restricted Stock Units that are not then Vested shall be forfeited if Participant’s employment with the Company or an Affiliate terminates prior to the date such shares become Vested in accordance with Sections 2, 3 or 4 above or in the event the Administrator makes a final determination that Participant has breached the provisions of Section 12.

7.Stockholder Rights. Participant will have no rights as a stockholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units are vested and are settled by the issuance of such shares of Common Stock.

8.Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof or the Plan may entitle Participant to a fractional share, such fraction shall be disregarded.

9.Withholding Taxes. If the Company or an Affiliate shall be required to withhold any federal, state, local or foreign income, employment or other tax in connection with the Vesting of the Award, Participant shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof. Participant may elect to have the Company retain from payment on settlement of the Award the number of shares of Common Stock (based on the Fair Market Value of the shares) or cash, as applicable, equal to the amount of any required withholding.

10.Right to Terminate Employment and Change Employment Terms. No provision of this Agreement shall confer on Participant any right to continue in the employ or service of the Company or any Subsidiary or in any way affect any right or power that the Company or any Subsidiary may otherwise have to terminate the employment or service of Participant or to change any terms of Participant’s employment at any time with or without assigning a reason therefore.

11.Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Award shall be adjusted as the Committee determines is equitably required in the event (a) the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares, (b) the Company engages in a transaction to which Code Section 424(a) applies, or (c) there occurs any other event which, in the judgment of the Committee necessitates such action. Any such adjustment shall be made in compliance with Code Section 409A.

12.Confidentiality. Participant agrees that, as a condition of receiving the Restricted Stock Units, Participant shall not, unless otherwise required by law, discuss or otherwise disclose to any person or entity (other than Participant’s counsel, accountant or family members) any information contained in this Award, including, but not limited to, the fact that Participant received the Award and the number of Restricted Stock Units granted herein.

13.Governing Law, Personal Jurisdiction and Service. This Agreement shall be governed by, and interpreted in accordance with the internal substantive laws of the State of Delaware, without giving effect to the principles of conflicts of law.  Each party hereto irrevocably submits itself to the exclusive personal jurisdiction of the Federal and State courts sitting in the State of Delaware, and hereby waives any claims it may have as to inconvenient forum.  Each party hereto also agrees that service of process may be achieved by any form of mail addressed to the party to be served and requiring a signed receipt, at the address provided in Section 14 of this Agreement or to the address provided to the Company or its Subsidiary.

14.Notice. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:        NII Holdings, Inc.
12110 Sunset Hills Road, Suite 600
Reston, VA 20190
Attn: Shana C. Smith, Corporate Secretary

If to Participant:        The personal address on file with the                         Human Resources department of the Company                                 or its Subsidiary.

Any such notice shall be deemed to have been given (a) on the date of postmark, in the case of notice by mail, or (b) on the date of delivery, if delivered in person.

15.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date of grant and the provisions of this Agreement, the provisions of the Plan shall govern.

16.Amendments. Any amendment to the Plan effected after the date hereof shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no such amendment shall adversely affect the right of Participant with respect to the Restricted Stock Units without Participant’s consent.

17.Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

18.Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

19.Data Privacy Consent. As a condition of the grant of the Restricted Stock Units, Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Section 19 by and among, as applicable, Participant’s employer, the Company and its Subsidiaries and Affiliates, for the exclusive purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the Company and its Subsidiaries hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). Participant further understands that the Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. Participant understands that these recipients may be located in the U.S., South America, or elsewhere. He or she authorizes them to receive, possess, use, retain and transfer, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any shares of stock acquired upon Vesting of the Restricted Stock Units, such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on his or her behalf. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing

Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

20.Transferability. Except as otherwise provided in the Plan, the Restricted Stock Units are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Restricted Stock Units shall be null and void.

21.Code Section 409A. This Award is intended to satisfy the short-term deferral rule under Code Section 409A, and thus be exempt from rules applicable to deferred compensation under that Section. This Award shall be administered, and this Agreement interpreted, accordingly. To the extent this Award is subject to the rules applicable to deferred compensation under Code Section 409A, it shall be administered and interpreted so as to comply with that Section.

22.    Nature of Grant. Participant hereby acknowledges that:

(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this agreement;
(b)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;
(c)    all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(d)    Participant is voluntarily participating in the Plan;
(e)    the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Affiliates and/or Subsidiaries, and are outside the scope of Participant’s employment contract, if any;
(f)    the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(g)    in the event that Participant is an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is Participant’s employer;
(h)    the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(i)    in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture or termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or Common Stock, and Participant irrevocably releases the Company, its Affiliates and/or its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then Participant will be deemed irrevocably to have waived Participant’s entitlement to pursue such claim; and
(j)     notwithstanding any terms or conditions of the Plan to the contrary, in the event of the involuntary termination of Participant’s employment, Participant’s right to receive and Vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the involuntary termination of employment, Participant’s right to vest in the Restricted Stock Units after termination of employment, if any, will be measured by the date of termination of Participant’s active employment and will not be extended by any notice period mandated under local law.
23.    Non-U.S. Addendum. Notwithstanding any provisions in this document to the contrary, the Restricted Stock Units will also be subject to the special terms and conditions set forth on Appendix A for grantees who reside outside of the United States. Moreover, if Participant is not a resident of any of the countries listed on Appendix A as of the Award Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf as of the «Day» day of «Month», Year», and Participant has affixed his signature hereto.

[Signatures are located on the next page.]

NII HOLDINGS, INC.

By: ____________________
Name: Shana C. Smith
Title: Vice President, General Counsel and Corporate Secretary

PARTICIPANT

«First_Name» «Last_Name»

Dated:

1

Appendix A

SPECIAL TERMS AND CONDITIONS
OF THE
NII HOLDINGS, INC. RESTRICTED STOCK UNIT AGREEMENT
FOR NON-U.S. EMPLOYEES

TERMS AND CONDITIONS

This Appendix A, which is part of the NII Holdings, Inc. Restricted Stock Unit Agreement (the “Agreement”), contains special terms and conditions of the Restricted Stock Units that will apply to you if you reside in one of the countries listed below. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the NII Holdings, Inc. 2015 Incentive Compensation Plan (the “Plan”) and/or the Agreement.
NOTIFICATIONS

This Appendix A also includes information regarding exchange control and certain other issues of which you should be aware with respect to your Restricted Stock Units. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2015. Such laws are often complex and change frequently. NII Holdings, Inc. (the “Company”) therefore strongly recommends that you do not rely on the information in this Appendix A as the only source of information relating to the consequences of the Restricted Stock Units because such information may be outdated when the Restricted Stock Units vest and/or you sell any shares of Common Stock after vesting.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the Restricted Stock Units were granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not apply.

COUNTRY-SPECIFIC LANGUAGE

Below please find country specific language that applies to Participants in the following countries: Brazil

BRAZIL

Terms and Conditions

There are no country-specific provisions.

Notifications

Exchange Control Reporting. In general, you should not be subject to any foreign exchange requirements in connection with your acquisition or sale of shares of Common Stock under the Plan. However, if you own foreign assets (including shares of the Company) that exceed US$100,000 in value, then you are responsible for reporting those assets to the Central Bank of Brazil in accordance with the declaration deadline established annually by the bank.